                                                                    Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                                 Years Ended April 30,
                                                               -----------------------------------------------------------
                                                                 1998       1997        1996         1995        1994
                                                               -----------------------------------------------------------
Earnings:

Income before extraordinary item and contribution
   to Equity Compensation Plan                                  $ 7,862     $10,685     $ 9,079      $ 8,064       $1,486

Interest expense including amortization of debt issuance costs   15,246       7,816       6,630        4,345        2,951

Interest portion of Rental Expense                                  436         467         438          428          439
                                                                -------     -------     -------      -------       ------
Total Earnings                                                  $23,544     $18,968     $16,147      $12,837       $4,876
                                                                =======     =======     =======      =======       ======
Fixed Costs:

Interest expenses including amortization of
   debt issuance costs                                          $15,246     $ 7,816     $ 6,630      $ 4,345       $2,951

Interest portion of Rental Expense                                  436         467         438          428          439
                                                                -------     -------     -------      -------       ------
Total Fixed Charges                                             $15,682     $ 8,283     $ 7,068      $ 4,773       $3,390
                                                                =======     =======     =======      =======       ======
Ratio of Earnings to Fixed Charges                                 1.50x       2.29x       2.28x        2.69x        1.44x
                                                                =======     =======     =======      =======       ======
